EXHIBIT 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2002 related to the financial statements of Caterpillar Inc., appearing on page A-3 of the Appendix to the Company's 2002 Annual Meeting Proxy Statement of Caterpillar Inc., which is incorporated by reference in Caterpillar Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001.

PricewaterhouseCoopers LLP

Peoria, Illinois

August 15, 2002